Exhibit 99.1

FOR IMMEDIATE RELEASE

Genoptix Contacts:

Marcy Graham	Sarah Thailing
Executive Director, Investor Relations	Principal
Genoptix, Inc.	Wordanista
760-930-7150	619-255-7337
investorrelations@genoptix.com	sarah@wordanista.com

GENOPTIX REPORTS SOLID RESULTS FOR THE FIRST QUARTER 2010

CARLSBAD, Calif. – May 6, 2010 - Genoptix, Inc. (NASDAQ: GXDX), a specialized laboratory services provider, today reported revenue of $47.4 million for the first quarter of 2010. Net income was $5.3 million, or $0.29 per diluted share for the first quarter of 2010.

“Our quarterly revenues were up by 21% year-over-year as we managed approximately 15,000 patient cases, an increase of 16% from the first quarter of 2009,” said Tina S. Nova, Ph.D., President and CEO of Genoptix. “We started the year by executing on our growth management strategy, promoting talented sales people to leadership positions in the first quarter of 2010 to support our growing sales and marketing organization. As we repositioned our new managers and trained new sales representatives, we were able to sustain our case volumes for the quarter, even as we experienced some impact from the severe weather seen in much of the country. We are planning for long-term growth as we strengthen our ability to manage increasing patient case volumes in coming quarters. We remain confident that we will meet our performance expectations for 2010.”

First quarter revenues of $47.4 million include a $1.0 million benefit from changes in accounting estimates resulting from cash collections in excess of revenue recognized in prior periods. First quarter revenue increased 21% over revenue of $39.2 million for the comparable period in 2009, which included a $2.0 million benefit from changes in accounting estimates.

Gross profit for the first quarter of 2010 was $28.6 million, or 60% of revenue, up from $23.8 million, or 61% of revenue, for the first quarter of 2009. Operating income for the first quarter of 2010 was $9.4 million, or 20% of revenue, compared to operating income of $10.1 million, or 26% of revenue, for the same period in 2009.

Net income was $5.3 million for the first quarter of 2010, or $0.29 diluted earnings per share (EPS), based on 18.2 million weighted average common shares outstanding and a tax rate of 45%. This compares to net income of $5.9 million for the first quarter of 2009, or EPS of $0.33, based on 17.8 million weighted average common shares outstanding and a tax rate of 44%.

“We plan to continue expanding our customer reach, bringing on additional sales representatives to achieve this goal,” said Sam Riccitelli, Genoptix EVP and COO. “We are making progress on our staffing initiatives and currently have 82 sales representatives in the field, supported by a solid regional management structure. We are also growing operationally, with 36 hematopathologists currently on staff with Cartesian Medical Group and plans for continued hiring as the year progresses.”

As of March 31, 2010, the Company’s total cash, cash equivalents and investment securities were $136.5 million. Cash generated from operations was $1.4 million for the first quarter of 2010, while purchases of capital equipment for the same period totaled $9.9 million.

Performance Outlook

Genoptix is reaffirming the guidance provided on February 25th for the full-year 2010 with revenue expectations between $235 and $240 million, with full-year gross margins in the high-fiftieth percentile.

Operating margins for 2010 are expected to be in the low- to mid-twentieth percentile, with net income of approximately $33 million and diluted EPS between $1.80 to $1.85 on 18.3 million shares. This assumes a tax rate of approximately 44% for the year.

Based on continued infrastructure expansion and implementation of its strategic plan, the Company projects capital expenditures of approximately $30 million for the full-year 2010, including approximately $22 million in new facilities expansion costs and $8 million in maintenance capital.

Conference Call Information

A conference call will take place today, May 6, 2010, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), hosted by President and CEO, Tina S. Nova, Ph.D., and other members of senior management. To access the live conference call via phone, dial 866-730-5771 in the U.S. or Canada and 857-350-1595 for international callers. Please specify to the operator that you would like to join the “Genoptix First Quarter 2010 Earnings Conference Call.” The participant code for the call is 91886738. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, May 13, 2010. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 internationally and entering the reservation number 96046951.

The conference call will also be webcast live on the “Investors” section of the Genoptix website at www.genoptix.com. Please connect to the Genoptix website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary.

About Genoptix, Inc.

Genoptix is a leading specialized laboratory service provider focused on delivering personalized and comprehensive diagnostic services to its physician customers, community-based hematologists and oncologists. On the forefront of personalized diagnostic services, Genoptix’s highly trained group of hematopathologists utilize sophisticated technology to provide integrated testing and actionable diagnostic reports. Its diagnostic services are designed to optimize the care of patients suffering from hematomalignancies, or cancers of the blood and bone marrow, including leukemia and lymphoma, and other forms of cancer. Founded in 1999, Genoptix is a member of the Nasdaq Global Select Market, the S&P SmallCap 600 Index and the Russell 2000 Index and is headquartered in Carlsbad, California. For more information, please visit www.genoptix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the Company’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the value of the Company’s services, the Company’s ability to provide high quality diagnostic services, the success of the Company’s business model, increasing case volumes and revenues, customer adoption and growth, the Company’s ability to build capacity to manage and support future growth, execute on its staffing and operational initiatives, expand its business, and consistently provide specialized, personalized and comprehensive diagnostic services, the Company’s growth prospects, estimated effective tax rates and the Company’s financial guidance for 2010. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause the Company’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted include, without limitation, commercial and governmental reimbursement decisions, compliance and regulatory risks, financial risks, the Company’s ability to hire personnel and manage its growth and the competitive landscape within our industry. These and other risks and uncertainties are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and most recent Quarterly Report on Form 10-Q and subsequent filings with the United States Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

[Financial tables follow]

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenues	$47,399	$39,189
Cost of revenues	18,791	15,429

Gross profit	28,608	23,760
Operating expenses:
Sales and marketing	10,257	6,990
General and administrative	8,641	6,390
Research and development	346	240

Total operating expenses	19,244	13,620

Income from operations	9,364	10,140
Interest and other income	268	501

Income before income taxes	9,632	10,641
Income tax expense	4,294	4,699

Net income	$5,338	$5,942

Net income per share:
Basic	$0.31	$0.35

Diluted	$0.29	$0.33

Shares used to compute net income per share:
Basic	17,369	16,747

Diluted	18,186	17,836

GENOPTIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,147	$27,945
Short-term investment securities	114,247	113,049
Accounts receivable, net	35,386	27,707
Income tax receivable	2,588	—
Deferred tax asset	5,406	5,406
Other current assets	3,181	3,320

Total current assets	178,955	177,427
Property and equipment, net	25,432	13,826
Restricted cash	270	270
Long-term investment security	3,882	3,786
Long-term deferred tax asset	1,795	1,800
Other long-term assets	1,830	346

Total assets	$212,164	$197,455

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$12,951	$8,322
Accrued compensation	5,724	4,667
Income tax payable	97	1,557
Deferred revenues	1,195	1,225
Deferred rent	359	331

Total current liabilities	20,326	16,102
Long-term deferred rent	1,721	1,732
Other long-term liabilities	112	117

Stockholders’ equity:
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	165,230	160,064
Treasury stock	(37)	(25)
Accumulated other comprehensive loss	(537)	(546)
Accumulated earnings	25,332	19,994

Total stockholders’ equity	190,005	179,504

Total liabilities and stockholders’ equity	$212,164	$197,455

GENOPTIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net income	$5,338	$5,942
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	921	793
Provision for doubtful accounts	1,277	1,022
Stock-based compensation expense	3,131	2,311
Excess tax benefits from stock-based compensation awards	(1,875)	(1,022)
Amortization of premium (discount) on investment securities, net	583	(81)
Deferred taxes	—	(28)
Loss on sale of property and equipment	—	6
Changes in operating assets and liabilities:
Accounts receivable	(8,956)	(9,999)
Other current and long-term assets	149	87
Accounts payable and accrued expenses	1,923	948
Accrued compensation	1,057	1,051
Income taxes	(2,174)	3,771
Deferred revenues	(30)	479
Deferred rent	74	1

Net cash provided by operating activities	1,418	5,281

Investing activities:
Purchase of property and equipment	(9,876)	(1,628)
Purchase of investment securities	(29,983)	(48,099)

Proceeds from sales and maturities of investment securities	28,120	29,344
Purchase of intangibles	(1,500)	(150)

Net cash used in investing activities	(13,239)	(20,533)

Financing activities:
Proceeds from issuance of common stock	544	133
Issuance of restricted stock units	(384)	(328)

Excess tax benefits from stock-based compensation awards	1,875	1,022
Repurchase of common stock	(12)	—

Net cash provided by financing activities	2,023	827

Net decrease in cash and cash equivalents	(9,798)	(14,425)
Cash and cash equivalents at beginning of period	27,945	38,108

Cash and cash equivalents at end of period	$18,147	$23,683